Exhibit 10.43
10.43 Trademark License Agreement between Xiangrui Pharmacy and Ruixing Group Co., Ltd.
Party A: Ruixing Group Co., Ltd.
Party B: Shandong Xiangrui Pharmacy Co., Ltd.
•	General Information
•
Pursuant to the contract entered on January 1, 2008, Ruixing Group licensed the Company to use the trademark owned by Ruixing Group with Trademark Numbers of 3481175, 4505548, name of Ruixing Pinghu and trademark logo of , from January 1, 2008 to January 1, 2018.

•	The term shall be from January 1st, 2008 to January 1st, 2018.

•	The price for the patent license is free of charge.
•	Headlines of the articles omitted
•	Dispute Settlement

•	Breach of the Agreement

•	Miscellaneous